                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 1994
(March 14, 1994)

                          Eljer Industries, Inc.
            -------------------------------------------------
            (Exact name of registrant as specified in charter)



         Delaware                  1-10181               75-2270874
     ---------------          ----------------         --------------
     (State or other          (Commission File         (IRS Employer
     jurisdiction of               Number)             Identification
     incorporation)                                         No.)


       17120 Dallas Parkway, Dallas, Texas               75248
     ----------------------------------------          ----------
     (Address of principal executive offices)          (Zip Code)


     Registrant's telephone number,
     including area code:     (214) 407-2600



                                 Not applicable
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)

Item 5  Other Events

     On March 14, 1994, Eljer Industries, Inc. (the "Company") announced an agreement in principle to settle for $3.4 million the class action securities litigation against the Company and certain present and former members of the Board of Directors pending in a federal court in Texas. The proposed settlement is subject to negotiation and execution of a definitive agreement among the parties and approval by the court. The Company believes that a significant portion of the proposed settlement amount would be paid by its liability insurance carrier. The balance, which is covered by litigation reserves, would be paid by the Company.

     The suit asserted causes of action based on alleged inadequate disclosures by the Company in its 1989 and 1990 annual report to shareholders and in particular with respect to the litigation involving the Qest polybutylene plumbing system manufactured and sold by the Company's indirect, wholly-owned subsidiary, United States Brass Corporation, and with to the availability of insurance coverage therefor. The plaintiffs sought unspecified actual and punitive damages as well as costs and attorneys' fees. In 1992, the court certified a plaintiff class consisting of all purchasers of the Company's common stock during the period from March 30, 1990 through August 8, 1991.

     The press released dated March 14, 1994, describing the above is filed as an exhibit hereto and is incorporated by reference herein.

Item 7  Exhibits

     99 The press release dated March 14, 1994, describing the tentative settlement of the securities litigation class action suit.

                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ELJER INDUSTRIES, INC.



     Date:    March 25, 1994                 By/S/Henry W. Lehnerer
          ---------------------              --------------------------
                                             Henry W. Lehnerer
                                             Vice President - Finance &
                                             Chief Financial Officer

                               EXHIBIT INDEX


                                                            Sequential
Exhibit No.                                                   Page No.
- -----------                                                 ----------
    99        The press release dated March 14, 1994,
              describing the tentative settlement of the
              securities litigation class action suit.